EXHIBIT 3.1

AMENDMENT NO. 1 TO THE
BYLAWS OF
COMTECH GROUP, INC.

It is hereby certified that:

1. The Bylaws of Comtech Group, Inc., a Maryland corporation (f/k/a Trident Rowan Group, Inc.) (the “Corporation”) were amended by deleting Article V, Section 1 thereof in its entirety and by substituting in lieu of said Section the following new Article V, Section 1:

Section 1: Certificates.  Shares of stock of the Corporation may be certificated or uncertificated, as provided under applicable law.  All certificates, if any, shall be numbered and shall be entered into the books of the Corporation as they are issued.  A certificate shall exhibit the holder’s name and number of shares and shall be signed, in the name of the Corporation (i) by the Chief Executive Officer or a Vice President and (ii) by the Chief Financial Officer, Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.  Uncertificated shares of stock of the Corporation shall be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

2. The Bylaws of the Corporation were amended by deleting Article V, Section 2 thereof in its entirety and by substituting in lieu of said Section the following new Article V, Section 2:

Section 2: Transfer of Shares.  Shares of stock shall be transferable only on the books of the Corporation by the holder thereof in person or by his duly authorized attorney and, if applicable, on surrender of the certificate or certificates duly endorsed, except as otherwise required by law. Signatures shall be guaranteed by a member firm of a national securities exchange or of any exchange on which the security is listed or by a bank or trust company.

3. The amendment of the Bylaws herein certified has been duly adopted in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Corporation.

Signed this 10th day of December, 2007

COMTECH GROUP, INC.

By:	/s/ Hope Ni
Name: Hope Ni
Title: Chief Financial Officer